EXHIBIT 10(n)
EXECUTION COPY
WAIVER AGREEMENT
          THIS WAIVER AGREEMENT (this “Waiver”) is made as of October 27, 2010 by and among Arrow Electronics Funding Corporation, a Delaware corporation (the “SPV”), Arrow Electronics, Inc., a New York corporation, individually (“Arrow”) and as the Master Servicer, certain “Conduit Investors,” “Funding Agents,” “Alternate Investors” and Bank of America, National Association, a national banking association, as the administrative agent (the “Administrative Agent”).
PRELIMINARY STATEMENTS:
          Reference is made to the Transfer and Administration Agreement, dated as of March 21, 2001, as amended by Amendment No. 1 to Transfer and Administration Agreement dated as of November 30, 2001, Amendment No. 2 to Transfer and Administration Agreement dated as of December 14, 2001, Amendment No. 3 to Transfer and Administration Agreement dated as of March 20, 2002, Amendment No. 4 to Transfer and Administration Agreement dated as of March 29, 2002, Amendment No. 5 to Transfer and Administration Agreement dated as of May 22, 2002, Amendment No. 6 and Limited Waiver to Transfer and Administration Agreement dated as of September 27, 2002, Amendment No. 7 to Transfer and Administration Agreement dated as of February 19, 2003, Amendment No. 8 to Transfer and Administration Agreement dated as of April 14, 2003, Amendment No. 9 to Transfer and Administration Agreement dated as of August 13, 2003, Amendment No. 10 to Transfer and Administration Agreement dated as of February 18, 2004, Amendment No. 11 to Transfer and Administration Agreement dated as of August 13, 2004, Amendment No. 12 to Transfer and Administration Agreement dated as of February 14, 2005, Amendment No. 13 to Transfer and Administration Agreement dated as of February 13, 2006, Amendment No. 14 to Transfer and Administration Agreement dated as of October 31, 2006, Amendment No. 15 to Transfer and Administration Agreement dated as of February 12, 2007, Amendment No. 16 to Transfer and Administration Agreement dated as of March 27, 2007, Amendment No. 17 to Transfer and Administration Agreement dated as of March 26, 2010 (as so amended and in effect, the “TAA”). Capitalized terms used and not otherwise defined herein have the meanings assigned to such terms in the TAA.
          As more particularly described on Exhibit A hereto, during the period from March 25, 2008 to August 1, 2009, Arrow directed a series of mergers (collectively, the “Mergers”) by and among the Originators with the effect that as of August 1, 2009 the former Originators, Scientific & Business Minicomputers, Inc., Midrange Open Computing Alliance, Inc., Support Net, Inc. and Consan Incorporated were merged with and consolidated into Arrow Enterprise Computing Solutions, Inc. (“Arrow ECS” , formerly known as Gates/Arrow Distributing, Inc.).

          Each of Arrow and the SPV have requested that each of the other parties hereto waive the effect of certain provisions under the Transaction Documents arising in connection with the Mergers. In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
          SECTION 1. Amendments to the TAA. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the TAA is hereby amended with the effect that:
     (a) Any and all Receivables originated by Arrow ECS (the “AECS Receivables”) shall cease to constitute Eligible Receivables until the date (the “Cut-off Date”) that is the later to occur of (i) the termination, amendment or partial release, to the satisfaction of the Funding Agents, of that certain UCC Financing Statement No 2010 0234926 filed by Key Equipment Finance Inc. against Arrow ECS with the Secretary of State of Delaware, (ii) the execution and delivery by Arrow ECS of an amended and restated Originator Sale Agreement, accompanied by such supporting opinions, certificates and other documentation as the Administrative Agent or any Funding Agent may reasonably request in connection therewith and (iii) the issuance of the written consent by each of the Funding Agents to the inclusion of otherwise eligible AECS Receivables as Eligible Receivables; and (b) then, only Receivables of Arrow ECS originated after the Cut-off Date may constitute Eligible Receivables.
     (b) From and after the date hereof, the audits contemplated in Section 7.2(c) of the TAA shall be conducted by a specialty audit firm or a firm of independent public accountants that (i) is not then providing any services to Arrow or any of its Affiliates, and has not provided any services to Arrow or any of its Affiliates during any of the three calendar years then most recently ended, and (ii) is otherwise acceptable to the Funding Agents. The audit report of such firm shall be delivered to the Funding Agents not later than March 31 of each calendar year and at such other times as may be specified by the Administrative Agent.

     (c) The definition of “Originator” in Section 1.1 of the TAA is amended and restated in its entity as follows:
     “Originator” means any of Arrow, Arrow Enterprise Computing Solutions, Inc., a Delaware corporation, Arrow Asia, and such other originators as may be designated from time to time by the SPV with the consent of the Administrative Agent and each Investor.
     (d) The text of Schedule V of the TAA is amended and restated in its entirety with the text of Exhibit B hereto.
          SECTION 2. Waiver. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto waive:
     (a) the existence on or prior to the date hereof of any Termination Event or Master Servicer Default, in each case arising by reason of (i) the failure of the AECS Receivables to qualify as Eligible Receivables under the Transaction Documents at any time prior to the Cut-off Date, (ii) any failure of Arrow or the SPV to provide timely notice to the Administrative Agent of the occurrence of any Merger or (iii) the failure to file or amend UCC financing statements as may have been required as a result of the Mergers; and
     (b) at any time that the Net Pool Balance shall exceed the sum of the Net Investment and the Required Reserves, the right to demand reconveyance of any of the AECS Receivables by reason of such Receivables failing to be Eligible Receivables prior to the Cut-off Date.
          SECTION 3. Conditions Precedent. This Waiver shall become effective as of the date hereof when, and only when, the Administrative Agent shall have received counterparts of this Agreement executed by Arrow, the SPV, the Master Servicer, each Conduit Investor, each Funding Agent and the Majority Investors.
          SECTION 4. Representations and Warranties of the SPV and Arrow. To induce the Conduit Investors, the Funding Agents and the Administrative Agent to enter into this Waiver, the SPV and Arrow each makes the following representations and warranties (which representations and warranties shall survive the execution and delivery of this Waiver) as of the date hereof, after giving effect to the amendments set forth herein:
               Section 4.1. Authority. The SPV and Arrow each has the requisite corporate power, authority and legal right to execute and deliver this Waiver and to perform its obligations hereunder and under the Transaction Documents, including the TAA (as modified hereby). The execution, delivery and performance by the SPV and

Arrow of this Waiver and their performance of the Transaction Documents, including the TAA (as modified hereby), have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.
               Section 4.2. Enforceability. This Waiver has been duly executed and delivered by the SPV and Arrow. This Waiver is the legal, valid and binding obligation of the SPV and Arrow, enforceable against the SPV and Arrow in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity). The making and delivery of this Waiver and the performance of the Agreement, as amended by this Waiver, do not violate any provision of law or any regulation (except to the extent that the violation thereof could not, in the aggregate, be expected to have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise), business or properties of Arrow and the other Originators, taken as a whole), or its charter or by-laws, or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected.
               Section 4.3. Representations and Warranties. The representations and warranties contained in the Transaction Documents are true and correct on and as of the date hereof as though made on and as of the date hereof after giving effect to this Waiver, except as specifically provided in Section 1 above. On the date hereof, after giving effect to the amendment set forth in Section 1 above, the sum of the Net Investment and the Required Reserves is less than the Net Pool Balance.
               Section 4.4. No Termination Event. After giving effect to this Waiver, no event has occurred and is continuing that constitutes a Termination Event or a Potential Termination Event.
               Section 4.5. Identity and Location. (i) Set forth below is a complete, correct and current list of the SPV and all of the Originators, (ii) the legal name of each such entity is correctly set forth below, and such name is the name that appears in the articles of incorporation or other applicable formation documents filed in its jurisdiction of organization, and (iii) the jurisdiction of organization of each such entity is set forth opposite the name of such entity below and such entity is organized solely under the laws of such jurisdiction.

SPV/Originator	Jurisdiction of Organization
Arrow Asia Distribution Limited	Hong Kong

Arrow Electronic Funding Corporation	Delaware

Arrow Electronics, Inc.	New York

Arrow Enterprise Computing Solutions, Inc.	Delaware

          SECTION 5. Indemnity. Without limiting any other rights which the Indemnified Parties may have under the Transaction Documents or under applicable Law, Arrow hereby agrees to indemnify the Investors, each Funding Agent, the Administrative Agent, the Administrator, the Program Support Providers and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees (which such attorneys may be employees of the Program Support Providers, the Funding Agents or the Administrative Agent, as applicable) and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of (a) the AECS Receivables failing to qualify as Eligible Receivables under the Transaction Documents at any time, (b) any failure of Arrow to provide timely notice to the Administrative Agent of the occurrence of any Merger or (c) the failure to timely file or amend UCC financing statements as may have been required as a result of the Mergers to maintain, preserve and protect the first perfected security interest of Arrow in the Receivables of the Originators.
          SECTION 6. References to and Effect on the Transaction Documents.
               Section 6.1. Except as specifically amended and modified hereby, each Transaction Document is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.
               Section 6.2. The execution, delivery and effectiveness of this Waiver shall not operate as a waiver of any right, power or remedy of any Investor, Funding Agent or the Administrative Agent under any Transaction Document, nor constitute a waiver, amendment or modification of any provision of any Transaction Document, except as expressly provided in Section 1 and Section 2 hereof.
               Section 6.3. This Waiver contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.
               Section 6.4. Each reference in the TAA to “this Agreement”, “hereunder”, “hereof” or words of like import, and each reference in any other Transaction Document to “the Transfer and Administration Agreement”, “thereunder”, “thereof” or words of like import, referring to the Agreement, shall mean and be a reference to the Agreement as amended hereby.
          SECTION 7. Execution in Counterparts. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Waiver by telefacsimile shall be effective as delivery of a manually executed counterpart of this Waiver.
          SECTION 8. GOVERNING LAW. THIS WAIVER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS WAIVER OR ANY OTHER TRANSACTION DOCUMENT.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed by their respective officers thereunto duly authorized, as of the date first above written.

Arrow Electronics Funding Corporation, as SPV
By:	/s/ Peter S. Brown
	Name:	Peter S. Brown
	Title:	Senior Vice President

Arrow Electronics, Inc., individually and as Master Servicer
By:	/s/ Peter S. Brown
	Name:	Peter S. Brown
	Title:	Senior Vice President

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

Bank of America, National Association, as a Funding Agent, as Administrative Agent, and as an Alternate Investor
By:	/s/ Robert R. Wood
	Name:	Robert R. Wood
	Title:	Director

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

Liberty Street Funding Corp., as a Conduit Investor
By:	/s/ Jill A. Russo
	Name:	Jill A. Russo
	Title:	Vice President

The Bank of Nova Scotia, as a Funding Agent and as an Alternate Investor
By:	/s/ Luke Evans
	Name:	Luke Evans
	Title:	Director

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

Gotham Funding Corporation, as a Conduit Investor
By:	/s/ Frank B. Bilotta
	Name:	Frank B. Bilotta
	Title:	President

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as a Funding Agent
By:	/s/ Hideo Tanaka
	Name:	Hideo Tanaka
	Title:	SVP & Group Head

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as an Alternate Investor
By:	/s/ Spencer Hughes
	Name:	Spencer Hughes
	Title:	Authorized Signatory

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

Jupiter Securitization Company llc (successor by merger to Park Avenue Receivables Company, LLC) as a Conduit Investor
By: JPMorgan Chase Bank, N.A. its attorney-in-fact

By:	/s/ Patrick J. Menichillo
	Name:	Patrick J. Menichillo
	Title:	Vice President

JPMorgan Chase Bank, N.A. as a Funding Agent and as an Alternate Investor
By:	/s/ Patrick J. Menichillo
	Name:	Patrick J. Menichillo
	Title:	Vice President

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

Wells Fargo, N.A., as a Funding Agent and as an Alternate Investor
By:	/s/ William P. Rutkowski
	Name:	William P. Rutkowski
	Title:	Vice President

Signature Page to
Waiver dated as of October 27, 2010 to
Arrow Electronics
Transfer and Administration Agreement

EXHIBIT A
The following changes are hereby collectively referred to as the “Mergers”:
(1) Merger of Midrange Open Computing Alliance, Inc. into Gates/Arrow Distributing, Inc. and change of name to Arrow Enterprise Computing Solutions, Inc. (“Arrow ECS”), both on March 25, 2008.
(2) Merger of Support Net, Inc. into SN Holdings, Inc. on January 12, 2009.
(3) Merger of SN Holdings, Inc. into Arrow ECS on January 12, 2009.
(4) Merger of Alternative Data Technology, Inc. into Arrow ECS on June 1, 2009.
(5) Merger of Consan Incorporated into Arrow ECS on August 1, 2009.
(6) Merger of Scientific & Business Minicomputers, Inc. into SBM Holdings, Inc. on August 1, 2009.
(7) Merger of SBM Holdings, Inc. into Arrow ECS on August 1, 2009.

EXHIBIT B
Schedule V
Agreed Upon Procedures
1.	Monthly Report — Originator Level

Verify the accuracy of the monthly reports for Month#1 and Month#2.
•	Determine whether the items shown on the monthly report complies with the terms of the TAA, such as proper reporting of the rollforward and aging and proper calculation of ineligibles.

•	Verify the accuracy of the large obligor (concentrations) and payable and contra information provided to the corporate location for possible inclusion in the consolidated monthly report.

•	Trace line items to supporting documentation (and to the general ledger, if applicable), including tracing cash back to the bank statements. Recalculate line items.

•	Is there any unapplied cash that should be considered ineligible?
2.	Monthly Report — Consolidated / Consolidating

Verify the accuracy of the monthly report for Month#1 and Month#2.
•	Determine whether the rollforward, aging, and eligible receivables are accurately stated by tracing line items for the various originators to the consolidating schedule.

•	Recalculate the consolidated ratios in accordance with the definitions in the TAA.

•	Review supporting documentation for determining the obligor concentrations. Ascertain that the concentration information was accurately included in the consolidating and consolidated concentration information.

•	Prepare a chart of the line items analyzed and a comparison of the company prepared figures to those you recomputed. Briefly describe the nature of the supporting documentation for each line item.

3.	Obligor Concentration

Ask management to provide you with an aged listing of the [10] largest obligors (aggregating exposure among affiliated obligors) at month end Month#2. Verify the accuracy of this information on a sample basis by tracing amounts to the summary or detailed aged receivable trial balance. Include the payment terms granted to each obligor in your exhibit. Attach this listing as an exhibit to your report.

4.	Aging

For Month#1 and Month#2, obtain the reconciliation of the aging per monthly report to the aged trial balance & the general ledger, and the reconciliation between the general ledger and the company’s audited or internal financial statements. Describe the nature of any significant reconciling items. Note the timeliness of completion. Summarize each of the reconciliations and include the details for each significant reconciling item in the report. If unapplied cash is a reconciling item, include the amount in your report, irregardless of significance.

Include a description of the aging methodology in your report (i.e. DPI). Describe how unapplied amounts and/or partial payments affect an account’s aging status.

Select 10 invoices from among the various aging categories at month end Month#2, and:
•	Determine if the accounts are being properly aged in accordance with the terms and methodology. Note any accounts that may be aged in a non-conforming manner.

•	Determine whether the terms of payment on the sale receipt would make the sales receipt ineligible for purchase. If so, determine if the company is properly excluding such invoices from sale to the conduits.

•	Obtain the related documentation pertaining to proof of delivery. Determine that the invoices were issued either coincident with or subsequent to the purchase of goods.

•	Prepare a listing of the accounts analyzed with an indication of the aging accuracy, the payment terms as stated on the face of the invoice, which entity the invoice relates to, and reason for delinquency, if any.

•	Verify the originator name listed on each invoice and whether the name matches the name of an Originator listed in the underlying transaction documents and indicate whether the Originator is eligible.
Discuss with management the magnitude of accounts/invoices in the aging at the end of Month#2 that have been extended, modified or restructured.

Ask management to provide an aging of debit balances only as of a recent month end (i.e. no credits in the aging buckets). Compare debit balance aging totals to the aging on the monthly report. Recalculate the delinquency ratio based on debit balance aging and compare it to the ratio reported on the monthly report.

5.	Dilution — Credit Memos & Rebills

Select [50] credit memos that were issued in the last 2-3 months (SPECIFIED MONTHS). Compute BOTH the weighted average dilution horizon (WADH) and the simple average dilution horizon. Prepare a table summarizing the WADH by entity and by type (returns, discounts, allowances, rebates, etc.) of credit memo. In addition, compare this year’s WADH with what was calculated in the prior audit.
NOTE: The dilution horizon is defined as the number of days between the original invoice date and the issuance of a credit memo against that invoice.
For credit memos that have resulted in rebills:
•	Determine the number of days lag between 1) the issuance of the original invoice and the issuance of the credit, and 2) the issuance of the credit and the rebill.
Highlight in the report any instances where the:
•	Original invoice was issued in a different month than the credit and rebill,

•	Credit and rebill were not issued on the same day.

•	Determine how rebills appear in the aging. (i.e. Is the rebill re-aged or does it appear in the same aging bucket as the original invoice?)

•	In the process of performing this test, obtain a description of how rebills (and the related credits) are reflected in the rollforward (i.e. which columns of the rollforward).
Trace these rebills through to resolution (i.e. collection, dilution, written-off, past due). In your exhibit, indicate what percentage of the rebilled amount was collected.

Scan the general ledger (alternatively, scan the chart of accounts) to determine if there are any general ledger liability accounts which disclose non-cash credits and/or potential offsets to receivables which have not been previously identified and included in the rollforward, such as accruals for sale tax or accruals for rebates issued by check.

6.	Rebills (bill-back) Resolution Test

Select a sample of [20] rebills dating from Month#1 and Month#2.
•	Determine the number of days lag between the issuance of the original invoice, the issuance of the credit, and the rebill. Highlight in your report any instances where the:
•	Original invoice was issued in a different month than the credit and rebill,

•	Credit and rebill were not issued on the same day.
•	Determine how rebills appear in the aging. (i.e. Is the rebill re-aged or does it appear in the same aging bucket as the original invoice?)

•	In the process of performing this test, obtain a description of how rebills (and the related credits) are reflected in the rollforward (i.e. which columns of the rollforward).

•	Trace these rebills through to resolution (i.e. collection, dilution, written-off, past due). In your exhibit, indicate what percentage of the rebilled amount was collected.
7.	Invoice Resolution Test

Select a sample of [10] invoices dating from Month 200X (three months prior) and trace these invoices through to resolution (i.e. collection, dilution, write-off, or delinquent). Prepare a listing of each invoice analyzed and include this detailed information in an exhibit to your report. Be sure to include the payment terms on the face of invoice your exhibit.

8.	Delinquent Obligors

Obtain from management a listing of the [5-10] obligors that comprise the largest portion of the [121-150 DPI] aging bucket at month end Month#2. Note what actions have been taken by management to expedite payment and the expected resolution. Inquire as to the reasons for material past due amounts. In your report, note whether or not these balances were paid as of the date of fieldwork. Include this analysis as an exhibit to your report.

Obtain a listing of the 5-10 largest accounts that are bankrupt but have not yet been written-off as of Month#2. Ascertain where these accounts are reflected in the aging. Determine how are these accounts are reflected in the Monthly report (i.e. as an ineligible?). Obtain an explanation on the write-off status. Include this analysis as an exhibit to your report.

9.	Write-offs

Obtain an understanding of the method used to write off uncollectible accounts (i.e.: write off to an accrued allowance account or write off directly to the bad debt expense). Review the appropriate general ledger account (e.g. bad debt allowance account) for conformity with the write offs reported on the Receivables Rollforward. Provide an explanation for any variances noted.

Obtain from management the 5 largest write-offs in the 6-12 months ended Month#2. Obtain an explanation for each write-off and determine which aging bucket these receivable amounts were in at the time they were written-off. Be sure to include the date of the write-off in your analysis. Include this analysis as an exhibit to your report.

10.	Conversions to Notes Receivable

Obtain from management the [5] largest conversions to notes receivable in the 6-12 months ended Month#2. Obtain an explanation for each conversion and determine which aging bucket these receivable amounts were in at the time they were converted. Be sure to include the date of the conversion in your analysis. Include this analysis as an exhibit to your report.

Inquire of management how conversions to notes are reflected in the receivable rollforward.

11.	Collection Methodology

Obtain a current listing of the lockbox/collection account(s) into which collections on purchased receivables are deposited. Compare this to the listing presented in the TAA.

Examine the most recent bank statement/general ledger reconciliations for the 1-2 largest lockbox/collection account(s), noting the timeliness of completion and materiality of any unreconciled variances. Which entity’s name is on each of these bank statements?

Ask management to prepare a schedule for Month#1 and Month#2 summarizing collections by obligor remittance location.

Section 9.2. Bank Name
	Section 9.3. Account Number	SECTION 10. Month#1		SECTION 13. Month#2
Section 9.1. Location of Remittance:	Section 9.4. Account Holder	SECTION 11. ($000’s)	SECTION 12.%	($000’s)%
Collection Account (via Lockbox, Wire Transfer or ACH)		$		$
Company’s office
Other (describe)
(b) TOTAL Deposits per Bank Statements		$		$
(c) Less: Non-AR related Deposits
(d) Subtotal		$	100%	$	100%
(e) +/- Reconciling items
(f) Total Collections per Monthly Report		$		$
Verify the accuracy of the information on the Excel spreadsheet by tracing the data to the bank statements, accounting records, and the monthly report. Explain any large reconciling items.

If any of the collections are remitted directly to the company’s offices, ask management where (bank name & account number) these in-house receipts are eventually deposited. If the amount of monthly in-house collections cannot be precisely quantified, ask for an estimate. Also, describe how promptly such collections are being deposited into the bank account (i.e. are the payments deposited within X business days or do they wait until the end of the week before making the deposit?).

If more than 5% of the collections were not remitted by the obligors directly to one of the lockbox accounts, select an additional sample of 5 of these cash receipts and determine whether these receipts were “deposited into a Collection Account within two (2) Business Days following receipt thereof...”.

12.	Cash Applications Test

Select a sample of 5 cash receipts from a recent cash collections report and determine if the cash was applied to the correct invoices and if the paid invoices were promptly removed from the aging. (In your sample, attempt to select one receipt from each of the remittance locations noted in the preceding step.)

13.	Credit & Collection Policy / Credit File Review

Inquire as to any material changes/updates in the Credit and Collection Policy since Month [20XX]. If so, obtain a copy of any revisions. If not, inquire if any changes are being planned.

Select [3-5] credit files for a sample active new receivable obligors (i.e. recently granted credit for the first time) in the last 6-12 months. Test adherence to the company’s Credit Policy, including: proper credit approval, recency/date of financial information (D&B, financial statements), credit references, adherence to credit limit, etc. Prepare a listing of the files analyzed, noting your results and the adequacy of compliance with the required terms.

14.	Daily Balances

Obtain the daily receivable balances for Month#1 and Month#2 (OR use daily sales and daily collections to create a pro-forma daily AR balance). Graph this information and include both the underlying data and the graph in your report.

15.	Contras / Payables Concentration

Inquire of management regarding any known contra accounts. For any known contra accounts, obtain the receivable balance and the payable balance at month end Month#2. Confirm that any contra offset amounts are included in the ineligible receivables calculation. Attach your analysis as an exhibit to the report.

Ask management to provide you with a listing of the 10-20 largest vendors (aggregating exposure among affiliated vendors including any accrued amounts) at month end Month#2. Review this list for potential contra offsets. For each of the large vendors that are also customers (i.e. contras), perform the following:
•	Verify the accuracy of their payable balance to the summary/detailed payables aging/list.

•	Obtain the total amount of purchases made from them over the last 3-12 months.

•	IF CONTRAS ARE SIGNIFICANT, obtain their daily payables balance (including accrued amounts) for the last two months (Month#1 and Month#2).

•	Determine which of these contra offset amounts (if any) are included in the eligible receivables calculation.

•	Attach your analysis as an exhibit to the report.
16.	Purchasers’ Reliance

Determine whether Arrow Electronics Funding Corporation (“Seller”) has/does the following:
•	Clear identification of Seller’s office space (via signage) or evidenced by a written lease or sublease.

•	Obtain and call Seller’s telephone number. Note in your report whether the telephone was answered in the name of the Seller. Include in the report the Seller’s telephone number.

•	Include in your report the name of the Independent Director and the name of the Independent Director’s employer or, if retired, the name of his most recent employer. Obtain the date and amount of the annual fee that was paid to the Independent Director. Note in your report the bank account that was used to pay this fee and whether or not an inter-company accounting entry to record this expense was booked to the SPE.

•	Review a copy of the minutes from the most recent board of directors’ meeting (or copy of the most recent written consent of directors in lieu of meeting) and include the date of the meeting or written consent in your report.

•	Does the Seller have stationery, invoices, and checks in its own name?

•	Does the Seller maintain a separate bank account to pay its own operating expenses? If so, ensure that the account holder named on the bank statement is the Seller. State whether or not the Independent Director’s fee was paid from this account.

•	Does the Seller have a separate general ledger? Obtain a copy of the general ledger for a recent month. Comment on whether it appears from the general ledger that the Seller is operating solely for the limited purpose it was established. Attach a copy of the general ledger as an exhibit to your report.

•	Obtain a copy of the Seller’s most recent financial statements. Attach a copy of the financial statements as an exhibit to your report.

•	Determine whether or not the Seller is in compliance with the “Required Capital Amount”, as defined in the Sale Agreememt.
17.	Accounting Entries Relating to the Transaction

Determine whether the receivables being transferred were done so in accordance with the Sale Agreement and TAA by reviewing the most recent the journal entries made on the books & records of the various entities involved. In each case, be sure to note the date the entries were recorded, trace the journal entries to the respective general ledgers, and attach copies of the journal entries to your report.
•	Review the entries made on the books & records of Arrow Electronics, Inc., Arrow Asia Distribution Limited, Arrow Enterprises Computing Solutions, Inc. (“Originators”) to reflect the sale of the receivables to Arrow Electronics Funding Corporation (“SPE”). Note whether or not the funds received by Originator from the SPE were commensurate with the value of the receivables transferred. What discount rate was used by the Originator? Ask management to provide (ideally in writing) the rationale behind the establishment of the discount rate.

•	Review the entries made on the books & records of the SPE to reflect the purchase of receivables from the Originator.

•	Review the entries made on the books & records of SPE to reflect the sale of an interest in the receivables to the conduit(s). Note that the initial funding date was [XX/XX/XX].
18.	Computer Systems & Reporting

Determine whether the master data processing records are marked with a legend in accordance with the terms of the TAA to indicate the ownership interest. Ascertain the coding used to identify the purchased receivables on the system. Briefly describe the legend and the coding in your report. Is there a header or note on the aging indicating that the receivables are no longer owned by the Originators (Arrow Electronics, Inc., Arrow Asia Distribution Limited, Arrow Enterprises Computing Solutions, Inc.)?

How is the fact that the receivables are securitized reflected on the Originators’ (Arrow Electronics, Inc., Arrow Asia Distribution Limited, Arrow Enterprises Computing Solutions, Inc.) general ledger?

Inquire of management if any significant changes have been made to the computer systems used in servicing the receivables since [XX/XX/XX]. If so, document any changes. If not, inquire as to whether any changes are being planned.

Inquire of management when Arrow Electronics, Inc. (“Servicer or Originator”) last tested its disaster recovery plan, what the results were, how any issues were addressed, and when the next disaster recovery test will be conducted.

19.	Audits — Internal & External

Inquire if Internal Auditors have performed any reviews of the credit procedures and/or receivable system during [20XX/the last twelve months]. Review copies of any internal audit reports. Include in your report a list of any issues that may pertain to the receivables being purchased and related areas (i.e. EDP, collections, invoicing or general ledger systems) and how these issues have been/will be addressed. Discuss with the Internal Auditors their planned schedule of coverage in [20XX/the next twelve months].

Discuss with the Public Accounting Firm (“External Auditors” or [AUDIT FIRM NAME]) the results from the receivable confirmation procedures performed in connection with the [XX/XX/XX] FYE financial audit of the Servicer or Originator — Arrow Electronics, Inc. If possible, quantify the extent of the coverage and specify the type of procedures used (negative/positive confirmations, subsequent cash receipts), noting any issues.

Obtain a copy of the Management Letter (if any) prepared in conjunction with the [XX/XX/XX] FYE financial audit of the Servicer. Note any weaknesses identified in the Servicer’s receivable operations and/or related controls (i.e. EDP and general ledger systems). Discuss the current status of these issues with management.

Regarding the Sarbanes-Oxley Act requirements, review the 10K filing (Annual report - SEC, EDGAR, or Company’s website). State in your report the External Auditor’s opinion on the effectiveness of the client’s internal controls. If any deficiencies are noted in their opinion, discuss with management steps taken to resolve any deficiencies relating to receivables.

20.	Seller/Originator

Ask management to provide details regarding any events that may impact the UCC Financing Statement filings such as mergers, acquisitions, asset sales, or any changes in corporate names, location of chief executive offices, location of books and records relative to receivables. Provide a legal organizational chart indicating where receivables are originated. Validate the listing matches the Originators listed in the underlying documents.

21.	Coverage Recap & Executive Summary

Complete the following summary level coverage chart (in $000’s) for the most recent monthly report reviewed. Include this table in the Executive Summary section of the report, along with a summary of the key audit findings.

As of XX/XX/XX	Per Monthly Report	Per Analysis	Difference
Total Receivables
Less: Ineligibles
Eligible Receivables
Less: Excess Concentrations
NRB
Less: Reserves
Available Funding Amount
Less: ANI
COVERAGE Excess/(Shortfall)